Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159505 on Form S-8 of our report dated June 29, 2011, relating to the financial statements and financial statement schedule of the Morgan Stanley 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of the Morgan Stanley 401(k) Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
New York, New York

June 29, 2011